AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2000
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                         STREICHER MOBILE FUELING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 --------------

            FLORIDA                              5172                     65-0707824
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                                 --------------

                              2720 N.W. 55TH COURT
                         FORT LAUDERDALE, FLORIDA 33309
                                 (954) 739-3880

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                 --------------

                              STANLEY H. STREICHER
                             CHIEF EXECUTIVE OFFICER
                         STREICHER MOBILE FUELING, INC.
                              2720 N.W. 55TH COURT
                         FORT LAUDERDALE, FLORIDA 33309
                                 (954) 739-3880
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               -------------------

                          COPIES OF COMMUNICATIONS TO:

                            KENNETH C. HOFFMAN, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                              PHONE: (305) 579-0500
                               FAX: (305) 579-0717

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
              TITLE OF SHARES                 AMOUNT              PROPOSED MAXIMUM            PROPOSED MAXIMUM          AMOUNT OF
             TO BE REGISTERED            TO BE REGISTERED   AGGREGATE PRICE PER UNIT (1)  AGGREGATE OFFERING PRICE  REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share   30,000 shares (2)              $6.19                   $185,700                 $49.03
====================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq SmallCap Market on February __, 2000 in accordance with Rule 457(c) under the Securities Act of 1933.

(2) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2000

                         STREICHER MOBILE FUELING, INC.

                          30,000 SHARES OF COMMON STOCK

                            -------------------------

         This prospectus relates to the public offering, which is not being underwritten, of up to 30,000 shares of our common stock which are held by Special Situations, Inc. The shares were issued to Special Situations, Inc. in August 1999 pursuant to a Consulting Agreement between us and Special Situations, Inc. pursuant to which Special Situations, Inc. has agreed to render certain business consulting and investor relations services to us.

         The selling stockholder may offer its shares of common stock through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "FUEL." On February 22, 2000, the closing price of our common stock was $6.25 per share.

                            -------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                The date of this Prospectus is              , 2000

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholder named in this prospectus may sell up to 30,000 shares of our common stock. This prospectus provides you with a general description of our common stock which the selling stockholder may offer. When the selling stockholder sells our common stock, we may provide, if necessary, a prospectus supplement that will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates by reference statements about our future that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or any other document incorporated by reference are forward-looking. In some cases, you can identify these forward-looking statements by terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption "Risk Factors" in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under "Risk Factors" may cause our actual results to differ materially and adversely from any forward-looking statement.

                            -------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
About This Prospectus..........................................................2
Special Note Regarding Forward-Looking Statements..............................2
Prospectus Summary.............................................................3
Risk Factors...................................................................4
Use of Proceeds................................................................7
Description of Capital Stock...................................................7
Selling Stockholder............................................................9
Plan of Distribution...........................................................9
Legal Matters.................................................................10
Experts.......................................................................10
Where You Can Find More Information...........................................10

                            -------------------------

                               PROSPECTUS SUMMARY

         Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Streicher Mobile Fueling, Inc.

                         STREICHER MOBILE FUELING, INC.

         We provide mobile fueling services, primarily to customers which operate large fleets of vehicles (such as governmental agencies, utilities, major trucking lines, hauling and delivery services and national courier services). Our custom fuel trucks deliver fuel on a regularly scheduled or as needed basis directly to vehicles at customer locations, assuring our customers a dependable supply of fuel at competitive rates. We utilize our proprietary electronic fuel management system to measure, record and track fuel dispensed to each vehicle fueled at a customer location. This allows us to verify the amount of fuel delivered and provides our customers with customized fleet fuel data for management analysis and tax reporting. Additionally, our fuel management system reduces the risk of employee theft by dispensing fuel only to authorized vehicles.

         We believe that mobile fueling provides several economic and other advantages to our customers, including:

         o eliminating the costs and potential environmental liabilities associated with equipping and maintaining fuel storage and dispensing facilities,

         o reducing labor and administrative costs associated with fueling vehicles, and

         o        providing centralized control over fuel inventories and usage.

         We presently operate from seven Florida locations, three California locations, Atlanta, Georgia, Chattanooga and Kingsport, Tennessee, Dallas/Fort Worth and Houston, Texas, and Kenner, Louisiana. During December 1999, we operated a fleet of 92 custom fuel trucks and were delivering fuel at a rate of over 5.0 million gallons per month.

                                  THE OFFERING

Securities Offered by the Selling
   Stockholder.......................  30,000 shares of common stock

Use of Proceeds......................  We will not receive any of the proceeds from the sale of the common stock offered in this prospectus.

Trading..............................  Our common stock is quoted on the Nasdaq
                                       SmallCap Market under the symbol "FUEL."

                                  RISK FACTORS

         You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before investing in the common stock.

WE HAVE AN ACCUMULATED DEFICIT AND MAY INCUR FURTHER LOSSES

         While we have operated at a profit for the first three quarters of fiscal 2000, we have incurred significant losses during the past several years. We incurred net losses of $1.1 million during fiscal 1999, $475,000 during fiscal 1998 and $429,000 during fiscal 1997. As of October 31, 1999, we had an accumulated deficit of $1.0 million. We cannot assure you that we will continue to operate profitably in the future.

OUR BUSINESS REQUIRES SUBSTANTIAL AMOUNTS OF CAPITAL

         Our business is capital intensive and we will continue to require substantial capital in order to operate and expand. Our primary long-term and working capital requirements have been to fund capital expenditures for custom fuel trucks and related equipment and working capital for the financing of customer accounts receivable. Historically, we have depended primarily on debt financing for our purchases of custom fuel trucks. We expect our debt to increase in the future as we borrow additional funds to acquire new vehicles, for acquisitions, working capital or other corporate purposes. If we are unable to obtain sufficient additional capital in the future, we may have to limit our growth.

WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND OUR BUSINESS

         A significant element of our growth strategy is to expand our business into additional major metropolitan areas. We also seek to increase the amount of business in markets we currently serve.

         Our ability to expand our business will depend, among other things, on whether we can:

         o demonstrate the benefits of mobile fueling to potential new customers;

         o        successfully establish and operate new locations;

         o hire and retain qualified management; marketing and other personnel;

         o obtain adequate financing for vehicle purchases and working capital purposes;

         o secure adequate sources of supply on a timely basis and on commercially reasonable terms; and

         o        successfully manage our growth.

         We cannot assure you that we will be able to successfully enter new markets or expand our business in markets we currently serve.

OUR ACQUISITION STRATEGY HAS CERTAIN RISKS

         Our acquisition strategy is subject to the following risks:

         o we may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices,

         o acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures,

         o we may not be able to consummate any acquisition or successfully integrate the services and personnel of any acquisition into our operations,

         o we may acquire companies in markets in which we have little experience, and

         o we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

WE COULD LOSE ONE OF OUR MAJOR CUSTOMERS

         Revenue from our three largest customers totaled approximately $10.8 million in fiscal 1999, $13.8 million in fiscal 1998 and $12.6 million in fiscal 1997. Our business could be adversely affected if we lost one or more of these customers.

WE DO NOT HAVE WRITTEN AGREEMENTS WITH MOST OF OUR CUSTOMERS

         We do not have written agreements with most of our customers. Therefore, these customers can terminate our mobile fueling services at any time and for any reason. Our business would be adversely affected if we lost one or more of our major customers or if we experience a high rate of contract terminations.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

         We compete for customers with other distributors of fuel, including several regional distributors and numerous small independent operators. Based on our review of publicly available documents, we believe some of our existing competitors have significantly greater financial or marketing resources, than we do. We also compete for customers whose drivers fuel their own vehicles at retail gas stations. We also could encounter competition from companies which distribute fuel and other similar oil products, some of which are larger, more established and have greater financial, marketing and other resources than we do. In addition, some of our customers are capable of providing the same services to their vehicles directly.

         Our ability to compete depends on many factors, some of which are outside of our control. These factors include including price, reliability, credit terms, name recognition, delivery time and service and support. We cannot assure you that we will remain competitive.

OUR INSURANCE MAY NOT BE ADEQUATE

         Our operations involve hazards and risks incidental to handling, storing and transporting gasoline and diesel fuel, which are classified as hazardous materials. Although we believe that our current insurance coverage is adequate, we cannot assure you that our coverage will be sufficient to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of our business. We also cannot assure you that we will be able to maintain our current levels of insurance or that we will be able to insure our operations at economical prices.

OUR BUSINESS IS SUBJECT TO NUMEROUS GOVERNMENT REGULATIONS

         Our business is subject to numerous federal, state and local laws. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for our own acts, even if they were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of our permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

         The transportation of gasoline and diesel fuel is subject to regulation by various federal, state and local agencies, including the DOT. These regulatory authorities have broad powers, and we are subject to regulatory and legislative changes that can affect the economics of our industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, our services. Among other things, our drivers must possess a commercial drivers license with a hazardous materials endorsement. We are also subject to the rules and regulations of the Hazardous Materials Transportation Act. For example, our drivers and their equipment must comply with DOT's pre-trip inspection rules, documentation requirements and limitations on the amount of fuel transported as well as driver time limitations. Additionally, we are subject to DOT inspections which occur at random intervals. If we are found to have material violated DOT rules or the Hazardous Materials Transportation Act, we could be subject to citations and/or fines.

         We depend on the supply of gasoline and diesel fuel from the oil and gas industry. Therefore, we are affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally.

         Although we believe that we are in substantial compliance with existing laws and regulations, we cannot assure you that we will not incur substantial costs for compliance with such laws and regulations in the future. Moreover, it is possible that future laws and regulations, such as stricter environmental laws, regulations and enforcement policies, will result in us incurring additional, presently unquantifiable, costs or liabilities.

CHANGES IN ENVIRONMENTAL REQUIREMENTS MAY REDUCE THE MARKET FOR OUR SERVICES

         We expect to derive a significant amount of our future business by converting to mobile fueling customers fleet operators that currently utilize underground fuel storage tanks for their fueling needs. Under current federal regulations, the owners of such underground storage tanks were required, by December 1998, to remove or retrofit such tanks to comply with technical requirements pertaining to their construction and operation. If the date for compliance with such regulations is extended, or if other, more economical means, of compliance are developed or adopted by owners of underground storage tanks, our opportunity to market our services to such persons may be adversely affected.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY

         The trading price of the our common stock fluctuates significantly. For example, during the year ended December 31, 1999, the reported closing price of our common stock on the Nasdaq SmallCap Market was as high as $8.63 and as low as $2.06. The trading prices of our common stock may fluctuate in response to a number of events and factors, such as:

         o        quarterly variations in our operating results,

         o        the introduction of new services by us or our competitors,

         o changes in financial estimates or recommendations by securities analysts, and

         o        the operating and stock price performance of other companies.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the shares of our common stock will go to the selling stockholder. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 20,000,000 shares of Common Stock, $0.01 par value, and 1,000,000 shares of Preferred Stock, $0.01 par value. As of the date of December 14, 1999, 2,690,300 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provisions for all debts and liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, or redemption rights.

PREFERRED STOCK

         We are authorized to issue Preferred Stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value or market price of the Common Stock and voting power or other rights of the holders of Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. See "-- Certain Effects of Authorized but Unissued Stock."

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The "Control Share Acquisitions" section of the FBCA generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation's outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The "Affiliated Transactions" section of the FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance of transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder. Pursuant to the provisions of the FBCA, we have provided in our Articles of Incorporation that the FCSA and FATA shall be inapplicable to any of our affiliated transactions with interested shareholders and also shall not apply to any control-share acquisition of our shares, respectively.

         Our directors are subject to the "general standards for directors" provisions set forth in the FBCA. These provisions provide that in discharging his or her duties and determining what is in the best interests of Streicher, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of Streicher and its shareholders and the social, economic, legal or other effects of any proposed action on our employees, suppliers or customers, the community in which we operate and the economy in general. Consequently, in connection with any proposed action, the Board of Directors is empowered to consider interests of other constituencies in addition to our shareholders, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Our Articles of Incorporation provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 80 day's notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever is first. Our Bylaws also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

         The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Streicher by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of our management.

LIMITED LIABILITY AND INDEMNIFICATION

         Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation or procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

         Our Articles and Bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of our directors, as well as any of our officers or employees to whom we have agreed to grant indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company.

                               SELLING STOCKHOLDER

         All of the common stock registered for sale pursuant to this prospectus will be owned immediately after registration by the selling stockholder. All of the shares offered hereby were acquired by the Special Situations, Inc. in connection with the a Consulting Agreement, dated as of May 10, 1999, between us and Special Situations, Inc. pursuant to which Special Situations, Inc. has agreed to render certain business consulting and investor relations services to us. Such shares equal approximately one percent (1%) of our outstanding capitalization as of the date of this prospectus. The selling stockholder does not have any material relationship with us other than pursuant to the Consulting Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

         o        directly by the selling stockholder, or

         o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock.

         The selling stockholder and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder was deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If shares of the common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions.

         The common stock may be sold in one or more transactions at:

         o        fixed prices,

         o        prevailing market prices at the time of sale,

         o        varying prices determined at the time of sale, or

         o        negotiated prices.

         These sales may be effected in transactions:

         o        on the Nasdaq SmallCap Market,

         o        in the over-the-counter market,

         o in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

         o        through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also sell shares of the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

         The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders and any other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         We have agreed to bear certain expenses in connection with the registration of the common stock being offered by the selling stockholder.

                                  LEGAL MATTERS

         Greenberg Traurig, P.A., Miami, Florida will provide us with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                     EXPERTS

         The consolidated balance sheet of Streicher Mobile Fueling, Inc. as of January 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended January 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The audited consolidated balance sheet of Streicher Mobile Fueling, Inc. as of January 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended January 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

         1. Our Annual Report on Form 10-K for the fiscal year ended January 31, 1999,

         2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1999,

         3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1999

         4. Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999

         5. Our Proxy Statement for our 1999 Annual Meeting filed on July 2, 1999, and

         6. The description of our Common Stock contained in the Registration Statement on Form 8-A filed on December 5, 1996, under Section 12(g) of the Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Streicher Mobile Fueling, Inc.
         2720 N.W. 55th Court
         Fort Lauderdale, Florida  33309
         Attention:  Secretary
         (954) 738-3880

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

         Securities and Exchange Commission registration fee........  $     49
         Accounting fees and expenses...............................     3,000
         Legal fees and expenses....................................     1,500
         Miscellaneous..............................................     2,451
                                                                      --------
              Total.................................................  $  7,000
                                                                      ========

         The Company will pay all expenses of registration of the common stock being offered under this registration statement.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.            EXHIBITS

EXHIBIT      DESCRIPTION
-------      -----------
   3.1       Amended and Restated Articles of Incorporation (3.1) (1)
   3.2       Bylaws (3.2) (1)
   5.1       Opinion of Greenberg Traurig, P.A., counsel to the Company (2)
  10.1       Consulting Agreement dated as of May 10, 1999 between the Company and Special Situations, Inc. (2)
  23.1       Consent of KPMG LLP (2)
  23.2       Consent of Arthur Andersen LLP (2)
  23.3       Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)
  24.1       Power of Attorney (included on signature page)
------------------
(1) Incorporated by reference to an exhibit shown in the preceding parentheses and filed with the Company's Registration Statement on Form SB-2 (Registration No. 333-14501).
(2)    Filed herewith.

ITEM 17.      UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on February 16, 2000.

                                       STREICHER MOBILE FUELING, INC.


                                       By: /s/ STANLEY H. STREICHER
                                           -------------------------------------
                                           Stanley H. Streicher, Chairman of the
                                           Board and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stanley H. Streicher and Walter B. Barrett his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                            TITLE                               DATE
                ---------                                            -----                               ----
/s/ STANLEY H. STREICHER                       Chairman of the Board and Chief Executive Officer       February 16, 2000
-----------------------------------------      (principal executive officer)
Stanley H. Streicher

/s/ WALTER B. BARRETT                          Vice President, Finance and Chief Financial             February 15, 2000
-----------------------------------------      Officer (principal financial and accounting
Walter B. Barrett                              officer)

/s/ E. SCOTT GOLDEN                            Director                                                February 18, 2000
-----------------------------------------
E. Scott Golden

/s/ JOSEPH M. MURPHY                           Director                                                February 17, 2000
-----------------------------------------
Joseph M. Murphy

/s/ JOHN H. O'NEILL                            Director                                                February 17, 2000
-----------------------------------------
John H. O'Neill, Jr.

                                               Director                                                February   , 2000
-----------------------------------------
C. Rodney O'Connor

                                  EXHIBIT INDEX

 5.1       Opinion of Greenberg Traurig, P.A., counsel to the Company

10.1 Consulting Agreement dated as of May 10, 1999 between the Company and Special Situations, Inc.

23.1       Consent of KPMG LLP

23.2       Consent of Arthur Andersen LLP